Exhibit 10.58

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 14, 2011, but effective as of September 23, 2011 (the “Effective Date”) by and between MEDCATH CORPORATION, a Delaware corporation (the “Company”), and LORA RAMSEY (the “Employee”).

RECITALS

The Company desires to continue to employee the Employee and the Employee desires to continue her employment with the Company in accordance with the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ the Employee during the term hereof as Vice President, Chief Financial Officer and Secretary. The Employee hereby accepts continued employment with the Company and agrees to devote her full working time and efforts, to the best of her ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith.

2. Term of Employment. The Employee’s term of employment under this Agreement shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the third (3rd) anniversary of the Effective Date.

3. Compensation.

(a) Base Salary. The Company shall pay Employee base salary (“Base Salary”) at an initial rate of $260,000 per annum commencing as of the Effective Date. The Employee’s Base Salary shall be increased to $267,800 per annum effective as of October 1, 2012, and to $275,834 per annum effective as of October 1, 2013. The Employee’s Base Salary shall be payable in accordance with the normal payroll practices of the Company but no less frequently than monthly.

(b) Signing Bonus; Vesting of Unvested Restricted Stock Awards. The Company shall pay the Employee a signing bonus in the amount of $283,500 in a single cash payment within 10 business days after the Effective Date. Upon September 30, 2011, all unvested shares of restricted stock awarded to the Employee under the Company’s equity incentive plans shall become fully vested and nonforfeitable; provided, however, such shares shall not be transferable by the Employee until the occurrence of a “Change in Control” of the Company. For purposes of this Agreement, the term “Change in Control” shall have the meaning given such term under the Company’s equity incentive plans.

(c) 401(k) Bonus. The Company shall pay the Employee an annual bonus to offset the matching contribution benefit the Employee will lose upon the Company’s termination of its defined contribution retirement plan (the “401(k) Bonus”). The 401(k) Bonus will be grossed up for all applicable income and employment taxes and will be paid in a single cash payment within 10 business days after September 30, 2012, September 30, 2013 and September 30, 2014 (each, a “401(k) Bonus Payment Date”). The amount of the 401(k) Bonus payable as of each 401(k) Bonus Payment Date (prior to being grossed up for applicable taxes) is set forth in the following table:

Bonus Year	401(k) Bonus
September 30, 2012	$6,240.00
September 30, 2013	$6,427.20
September 30, 2014	$6,620.02

In the event the Employee’s employment with the Company terminates prior to a 401(k) Bonus Payment Date for any reason other than an involuntary termination by the Company without Cause pursuant to Section 6(a), (i) the 401(k) Bonus otherwise payable as of such 401(k) Bonus Payment Date shall be prorated to reflect the portion of the year preceding such 401(k) Bonus Payment Date during which the Employee was employed and paid within 10 business days after the Employee’s termination of employment and (ii) the Employee shall forfeit any and all rights to any future 401(k) Bonuses.

4. Expenses. The Employee is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Employee for all such expenses upon presentation by Employee from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.

5. Vacation. The Employee shall be entitled to five (5) weeks of paid vacation during the 12 month period commencing with the Effective Date and on each anniversary thereof during the term of this Agreement, as well as all recognized federal holidays.

6. Termination of Employment.

(a) Termination by the Company without Cause. The Company shall have the right to terminate the employment of the Employee under this Agreement at any time without Cause by providing the Employee 30 days advance written notice of such termination. In the event the Employee’s employment is terminated by the Company without Cause, the Employee shall be entitled to receive (i) her accrued but unpaid Base Salary and (ii) Base Salary and 401(k) Bonuses through the third (3rd) anniversary of the Effective Date. As used in this Agreement, the term “Cause” shall mean and be limited to (i) willful misconduct by Employee which results in a demonstrable injury (which is other than de minimis or insignificant) to the Company, (ii) willful and continued failure by Employee to perform her material duties with respect to the Company or its subsidiaries, which failure continues beyond 5 days after a written demand for substantial performance of such duties was given to Employee by the Company, or (iii) Employee’s conviction of, or plea of nolo contendere to, a felony or to a misdemeanor involving moral turpitude.

(b) Termination by the Company for Cause or Resignation by Employee. The Company shall have the right to immediately terminate the employment of the Employee under this Agreement for Cause and the Employee shall have the right to resign from employment hereunder at any time. In the event that Employee’s employment is terminated by the Company for Cause or the Employee resigns from employment hereunder, the Employee shall be entitled to receive only accrued but unpaid Base Salary for past unpaid work performed and the prorated 401(k) Bonus described in Section 3(c) and no further compensation or benefits hereunder.

(c) Permanent Disability. If Employee becomes totally and permanently Disabled (as defined below) the Company or Employee may terminate Employee’s employment under this Agreement upon 30 days prior written notice, and the Employee shall be entitled to receive accrued but unpaid Base Salary and the prorated 401(k) Bonus described in Section 3(c). For purposes of this Agreement, “Disabled” shall mean that due to physical or mental illness or injury, the Employee is unable to perform the essential functions of her position for either: (i) ten (10) consecutive weeks or longer; or (ii) a total of twelve (12) weeks or longer in any twelve (12) month period. The determination of Disability shall be made by the Board of Directors of the Company.

(d) Death. In the event of the Employee’s death during the term of her employment hereunder, the Employee’s estate or designated beneficiaries shall receive the Employee’s accrued but unpaid Base Salary and the prorated 401(k) Bonus described in Section 3(c).

7. Compliance with Code Section 409A. (a) Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”) would otherwise be payable or distributable under this Agreement by reason of Employee’s Separation from Service, then to the extent necessary to comply with Code Section 409A:

(i) if the payment or distribution is payable in a lump sum, Employee’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of Employee’s death or the first day of the seventh month following the Employee’s Separation from Service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following Employee’s Separation from Service will be accumulated and Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s Separation from Service and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

(b) To the extent any expense reimbursement or in-kind benefit to which Employee is or may be entitled to receive under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code, then (i) such reimbursement shall be paid to Employee as soon as administratively practicable after Employee submits a valid claim for reimbursement, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in- kind benefits to be provided, in any other taxable year of Employee, and (iii) Employee’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) As used herein, the term “Separation from Service” shall mean the termination of Employee’s employment with the Company (or its subsidiaries), provided such termination also constitutes a separation of service under Section 409A of the Code.

8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

MedCath Corporation

10720 Sikes Place, Suite 300

Charlotte, North Carolina 28277

Attn: Board of Directors

with a copy (which shall not constitute notice) to:

Moore & Van Allen, PLLC

100 N. Tryon Street, Suite 4700

Charlotte, North Carolina 28202-4003

Attn: Hal A. Levinson, Esq.

To the Employee:

The most recent address

on the Company’s employment

records for the Employee

Any such notice or communication shall be delivered by hand, by telecopy (with machine confirmation) or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

9. Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

10. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Employee and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

12. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations, including the provisions of Section 9 herein.

13. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of North Carolina without reference to rules relating to conflicts of law.

14. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

15. Effect on Existing Agreements. This Agreement contains the entire understanding between the parties hereto with respect to the Employee’s employment by the Company and supersedes in all respects any currently existing employment agreements.

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Employee has hereunto set her hand and seal, all as of the day and year first above written.

MEDCATH CORPORATION

By:	/s/ James A. Parker
Name:	James A. Parker
Title:	Chief Financial Officer

/s/ Lora Ramsey
Lora Ramsey